Exhibit 10.1

[Gevo Letterhead]

Geoff Williams

Via email

December 21, 2015

Re:	Offer of Employment with Gevo, Inc.

Dear Geoff:

We are very pleased to extend to you an offer of employment with Gevo, Inc. (the “Company”), which is estimated to begin on January 5, 2016.  The terms of our offer are as follows:

1.	Position.

You will be employed by the Company in a regular, full-time position as General Counsel, reporting to the Chief Executive Officer.  Beginning on the date you join the Company, you will be expected to devote your full working time and attention to the business of the Company, and not to work for any other business without the Company’s approval.  During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

2.	Salary and Benefits.

Your annual salary shall be $195,000.00, payable in accordance with the Company’s normal payroll practices, with such payroll deductions and withholdings as are required by law.  You will be eligible to receive an annual incentive payout (cash and/or stock options) of up to 25% of your annual salary. To the extent that the Company provides life, health, dental, disability or other insurance programs; pension, profit-sharing, 401(k) or other retirement programs; paid time off periods, or other fringe benefits, and subject to the satisfaction of any general eligibility criteria, you will receive such benefits to the same extent as other similarly situated employees of the Company. You will receive three weeks of vacation per year.

3.	Stock Options.

Subject to formal approval by the Board of Directors of the Company (the “Board”), the Company will grant to you an option to purchase 25,000 shares of the Company’s Common Stock, pursuant to the terms and subject to the conditions of the Company’s Amended and

[Gevo Letterhead]

Restated 2010 Stock Incentive Plan, and the Company’s standard option documents.  The stock option shall be initially unvested and shall vest over a period of time if you continue to be employed by the Company.  All of the option terms will be defined more precisely in a definitive stock option agreement.  The exercise price of the option per share of Common Stock shall be equal to the NASDAQ closing price of the Company’s Common Stock on the date the grant is made by the Board.

4.	At Will Employment.

While we look forward to a long and productive relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice and with or without cause.  Any statements or representations to the contrary (including any statements contradicting any provision in this offer letter) should be regarded by you as ineffective.

5.	Separation Benefits.

Upon termination of your employment with the Company for any reason, you will receive payment for all unpaid salary and unused paid time off accrued and earned as of the date of your termination of employment, and your benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law.  You will not be entitled to any other compensation, award or damages with respect to your employment or termination.

6.	Confidentiality.

As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company's standard "Employee Proprietary Information and Inventions Agreement" as a condition of your employment.  We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer, or to violate any other obligations you may have to any former employer.  You represent by your signature on this offer letter and the Company's Employee Proprietary Information and Inventions Agreement that your employment with the Company will not violate any agreement in place between yourself and any current or past employers.

Gevo, Inc., 345 Inverness Drive South, Bldg C, Ste 310, Englewood, CO  80112

[Gevo Letterhead]

7.	Authorization to Work.

Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.  For additional information, please go to this website: http://www.uscis.gov/i-9.

8.	Arbitration.

You and the Company agree to submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this offer letter or any breach hereof or your employment relationship, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.  Any such arbitration shall be conducted through the American Arbitration Association in the State of Colorado, Denver County, before a single arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9.	Miscellaneous.

This offer letter, together with the Employee Proprietary Information and Inventions Agreement, represents the entire agreement between the parties concerning the subject matter of your employment by the Company.  This offer letter will be governed by the laws of the State of Colorado without reference to conflict of legal provisions.  This offer will remain open until seven days from the date of this letter.  If you decide to accept our offer, and we hope you will, please sign the enclosed copy of this letter in the space indicated and return it to Human Resources at Gevo, Inc.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any.  Should you have anything else that you wish to discuss, please do not hesitate to contact me.

We look forward to the opportunity to work with you.

Signatures Follow

Gevo, Inc., 345 Inverness Drive South, Bldg C, Ste 310, Englewood, CO  80112

[Gevo Letterhead]

Best regards,

/s/ Patrick R. Gruber

Patrick R. Gruber

Chief Executive Officer

Accepted and Agreed:

Geoffrey T. Williams, Jr.

Signature

_12/21/15_____________________________

Date

Gevo, Inc., 345 Inverness Drive South, Bldg C, Ste 310, Englewood, CO  80112